Exhibit 10.28

EMPLOYMENT AGREEMENT

Agreement made effective as of January 24, 1994 by and between Willis Faber North America, Inc. (“WFNA”), a New York corporation which is a direct wholly-owned subsidiary of Willis Corroon Corporation (“WCC”), a Delaware corporation, and Peter C. Hearn of Fort Washington, PA (“Hearn”).

WHEREAS, WFNA is engaged in the reinsurance intermediary business throughout the United States of America, and

WHEREAS, WFNA is an indirect wholly-owned subsidiary of Willis Corroon Group, plc, (“WCG”) an English corporation which, through subsidiaries, is engaged in the risk management, insurance brokerage and reinsurance intermediary business throughout the world, and

WHEREAS, WFNA desires to employ Hearn and Hearn desires to be employed by WFNA,

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

1.                                             DUTIES

WFNA agrees to employ Hearn as Senior Vice President, reporting to the Chairman and Chief Executive Officer of WFNA, and Hearn accepts such employment. Hearn agrees to devote his full time and best efforts to such position and to the related business interests of the other subsidiary corporations of WCG.

2.                                             COMPENSATION

As full compensation for all services to be rendered by Hearn pursuant to and during the term of this Agreement, WFNA shall compensate Hearn as follows:

A.                                   A base salary at a rate of not less than $200,000 per year, payable in equal semi-monthly installments. This base salary shall be reviewed annually on the normal review date for employees of WFNA.

B.                                     Hearn shall also be eligible for an annual bonus based on a production incentive plan to be determined by WFNA and which is mutually agreed upon by the participants. Any change in the production incentive plan shall also require mutual agreement. For calendar year 1994, Hearn’s bonus shall be not less than $100,000; for calendar year 1995, Hearn’s bonus shall not be less than $100,000; and for calendar year 1996, Hearn’s bonus shall not be less than $125,000.

C.                 Hearn shall be entitled to the employee benefits generally made available to employees of WFNA, which shall be those employees benefits generally available to all employees of WCC, such as group life, medical and disability insurance, paid vacation, a pension plan and a savings plan, all on the same terms and conditions as such benefits generally are made available to employees of WCC. Hearn shall also be given an auto allowance in accordance with WFNA’s standard company car policy.

3.                                         Non-Competition

A.                                   All reinsurance intermediary business transacted through the efforts of Hearn shall be the sole property of WFNA and/or any company affiliated with WFNA (“Affiliate”) and Hearn shall have no right to share in any commissions or fees resulting from the conduct of such business other than the compensation referred to in Section 2 hereof.

B.                                     Hearn recognizes and acknowledges that in the course of his employment by WFNA and particularly by virtue of his position as a Senior Vice President of WFNA he will have access to confidential information of WFNA and its Affiliates relating to persons, firms and corporations which are clients of WFNA and/or its Affiliates, for which clients WFNA and/or its Affiliates act as a reinsurance intermediary and perform other related services. This confidential information includes, but is not limited to, names of companies reinsured under any reinsurance agreement arranged through the intermediary of WFNA and/or its Affiliates as well as the names of reinsurers accepting liability under such agreements, the terms and conditions, including attachment and expiration dates, of such reinsurance agreements, the experience of reinsureds and reinsurers under such agreements and the type of reinsurance program arranged by WFNA and/or its Affiliates for a reinsured. Hearn acknowledges that he will be given access to such confidential information only for the purpose of furthering the business interests of WFNA and its Affiliates and not for any personal benefit. Hearn agrees that he will not, without the prior written consent of WFNA, during the term of his employment by WFNA and for twenty-four (24) months thereafter, except as may be required in the course of his employment hereunder:

(i)                                     directly or indirectly communicate, divulge or otherwise disclose any such confidential information to any person, firm or corporation, except as may be reasonably necessary or appropriate in connection with the performance by Hearn of his duties hereunder, and except for such disclosure as may be required or protected by law, court order or contract and except for such disclosure as Hearn believes in good faith upon advice of counsel would subject WFNA, any affiliate, Hearn, or another Officer, Director or employee of WFNA or any Affiliate to civil or criminal liability or prosecution if not made;

(ii)                                  use any such confidential information for the purpose of inducing or attempting to induce any client of WFNA and/or its Affiliates to become a reinsurance intermediary client of Hearn, or of any firm or corporation with which Hearn is affiliated in any capacity;

(iii)                               a.                                       directly or indirectly solicit or accept any treaty reinsurance intermediary business from any person, firm or corporation for which WFNA’s Eastern Region acted as reinsurance intermediary during the twelve (12) months immediately preceding the termination of Hearn’s employment;

                                                b.                                      directly or indirectly solicit or accept reinsurance consulting business from any person, firm or corporation for which WFNA’s Eastern Region acted as a reinsurance intermediary or a reinsurance consultant during the twelve (12) months immediately preceding termination of Hearn’s employment; or

(iv)                              a.                                       directly or indirectly solicit or accept any treaty reinsurance intermediary business from any person, firm or corporation for which any Affiliate acted as reinsurance intermediary during the twelve (12) months immediately preceding the termination of Hearn’s employment and with which Hearn has had substantial business contacts during his employment by WFNA;

                                                b.

                                                c.                                       directly or indirectly solicit or accept reinsurance consulting business from any person, firm or corporation for which any Affiliate acted as a reinsurance consultant during the twelve (12) months immediately preceding the termination of Hearn’s employment and with which Hearn has had substantial business contacts during his employment by WFNA.

C.                                     Hearn agrees that upon leaving WFNA’s employ he will not take with him, without the prior written consent of an Officer authorized to act in that manner by the Board of Directors of WFNA, and he will surrender to WFNA, any records or other documents or property of WFNA, its subsidiaries and affiliates, together with any other material which is of a confidential nature relating to WFNA, its subsidiaries and affiliates.

D.                                    Hearn agrees that upon the actual or threatened breach or violation of the commitments and obligations contained in Sections 3, 4 and 5 hereof, WFNA shall be entitled to seek both preliminary and permanent injunctive relief, in any action or proceeding brought in an appropriate court having jurisdiction over Hearn, to restrain him from committing any violation of said commitments and obligations.

4.                                       Hearn agrees that so long as he is working for WFNA he will not undertake any business activity or the planning or organizing of any business activity competitive with the work he performs for WFNA.

5.                                       Hearn agrees that he will not, for a period of twenty-four (24) months following termination of employment with WFNA, directly or indirectly, solicit any of WFNA’s and/or its’ Affiliates employees to work for Hearn or any company competitive with WFNA and/or its’ Affiliates.

6.                                       Term of Agreement

A.                                   Hearn’s employment pursuant to this Agreement commenced January 24, 1994.

B.                                     Hearn’s employment pursuant to this Agreement shall terminate on the earlier of:

(i)                                     the voluntary termination by Hearn of his employment;

(ii)                                  the death of Hearn or the permanent disability of Hearn (as that term is defined in WCC’s Long Term Disability Plan);

(iii)                               the discharge of Hearn by WFNA for “Good Cause”; for purposes of this Agreement, “Good Cause” shall mean chronic absenteeism, chronic inattention to duties, gross negligence or gross misconduct in the performance of his duties hereunder, material dishonesty in the conduct of the business of WFNA or the violation by Hearn of any of the provisions of Sections 3, 4 and 5 hereof;

(iv)                              upon thirty days prior written notice of termination given by WFNA to Hearn.

C.                                     In the event of the termination of Hearn’s employment for the reasons stated in Section 6.B, WFNA shall have no further obligation to make any payments to Hearn accruing with respect to any period after the date of the termination of Hearn’s employment, except payments due or to become due to Hearn under WCC’s qualified employee benefit plans. It is expressly understood and agreed that if Hearn’s employment with WFNA terminates, Hearn shall not be entitled to any bonus which becomes due and payable after such termination of employment occurs, provided however, that Hearn shall be entitled to a pro rata portion of his annual bonus for any year in which Hearn’s employment terminates for the reasons stated in Sections 6.B.(ii) and 6.B.(iv) of this Agreement.

D.                                    In the event that WFNA desires to terminate Hearn’s employment pursuant to Section 6.B.(iii), it shall first give Hearn written notice of such intention stating the specific reasons for the termination and Hearn shall have thirty (30) days from the receipt of such notice to cure the alleged wrongdoing to the reasonable satisfaction of WFNA.

E.                                      In the event that WFNA desires to terminate employment pursuant to Section 6.B.(iv), WFNA agrees to release Hearn from obligations stipulated in Section 3.B.(iii) and Section 3.B.(iv).

7.                                          Miscellaneous

A.                                   WFNA shall indemnify Hearn against any liability, loss or expense, including attorneys fees incurred by him, as a result of any third-party claim relating to or arising out of the performance of Hearn’s duties pursuant to this Agreement and the termination of his employment relationship with his immediately preceding employer.

B.                                     The waiver by WFNA of any breach of any provision of this Agreement by Hearn shall not operate or be construed as a waiver of any subsequent breach by Hearn.

C.                                     The waiver by Hearn of any breach of any provision of this Agreement by WFNA shall not operate or be construed as a waiver of any subsequent breach by WFNA.

D.                                    The rights and obligations of WFNA under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of WFNA.

E.                                      In the event that any provision hereof shall be rendered illegal or unenforceable, such event shall not affect the validity or enforceability of the other provisions hereof. In the event that any of the restrictions set forth in Sections 3, 4 and 5 above cannot be legally enforced for the period of time specified herein, such fact shall not affect the applicability of such restrictions for a reasonable period of time. In the event of any legal proceeding to determine the rights and liabilities of the parties pursuant to this Agreement, the parties hereto agree that this Agreement may be modified, amended or reformed by the tribunal conducting such legal proceeding for the purpose of best effectuating the purposes of this Agreement and as needed to be reasonable and enforceable under applicable law.

F.                                           Any notice hereunder shall be given in writing and sent by registered mail, return receipt requested, with postage prepaid and if to Hearn at:

Peter C. Hearn
7021 Lafayette Avenue
Fort Washington, PA 19034

and if to WFNA or WCC to:

Willis Faber North America, Inc.
Attention: James F. Dowd
Chairman and Chief Executive Officer
2777 Summer Street
6th Floor
Stamford, CT 06905

with copy to:

Willis Faber North America, Inc.
Attention: Orren Beth Falk, Esq.
Senior Vice President and General Counsel
940 Golf House Road West
Stoney Creek, NC 27377

Willis Corroon Corporation
Attention: Larry W. Taylor
Vice President of Human Resources - NA.
26 Century Boulevard
Nashville, TN 37214

G.                                     This Agreement shall be governed by and construed under the laws of the State of Pennsylvania.

H.                                    This document contains the entire Agreement of the parties, expressly supersedes all prior agreements and understandings and may not be changed except in a written modification signed by all parties or pursuant to Section 7.D.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Peter C. Hearn

WILLIS FABER NORTH AMERICA, INC,
BY:
Orren Beth Falk
Senior Vice President & General Counsel